EXHIBIT 16

KPMG
                      KPMG LLP
                      Suite 2300
                      Three Wachovia Center
                      401 South Tryon Street
                      Charlotte, NC 28202-1911




September 26, 2007


Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentleman


We were previously principal accountants for Culp, Inc. and, under the date of July 19, 2007, we reported on the consolidated financial statements of Culp, Inc. and subsidiaries as of and for the years ended April 29, 2007 and April 30, 2006. On September 21, 2007, we were dismissed. We have read Culp, Inc.'s statements included under Item 4.01 of its Form 8-K dated September 21, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements that the change was approved by the audit committee of the board of directors.


Very truly yours,

KPMG LLP














          KPMG LLP, a U.S. limited liability partnership, is the U.S.
            member firm of KPMG International, a Swiss cooperative.